As filed with the Securities and Exchange Commission on December 29, 1999
                                                    Registration No. 333-91349
==============================================================================

                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549
                      ----------------------------------

                              Amendment No. 1 to
                                   FORM S-3
                            REGISTRATION STATEMENT
                                     Under
                          THE SECURITIES ACT OF 1933
                      ----------------------------------
                               Johnson & Johnson
            (Exact name of registrant as specified in its charter)

     New Jersey          One Johnson & Johnson Plaza          22-1024240
  (State or other      New Brunswick, New Jersey 08933     (I.R.S. Employer
    jurisdiction      (Address, including zip code, and   Identification No.)
of incorporation or    telephone number, including area
   organization)       code, of registrant's principal
                               executive offices)
                      -----------------------------------
                            Kenneth A. Berlin, Esq.
                               Johnson & Johnson
                          One Johnson & Johnson Plaza
                        New Brunswick, New Jersey 08933
                           Telephone: (732) 524-0400
           (Name, address, including zip code, and telephone number,
                  including area code, of agent for service)
                      ----------------------------------
                                  Copies to:
                            Robert A. Kindler, Esq.
                         Robert I. Townsend, III, Esq.
                            Cravath, Swaine & Moore
                                Worldwide Plaza
                               825 Eighth Avenue
                           New York, New York 10019
                                (212) 474-1000
                      ----------------------------------

     Approximate date of commencement of proposed sale to the public: From time to time after this registration statement becomes effective.

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. | |

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. |X|

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. | | ________

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. | | ________ If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. | |

                      ----------------------------------

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with
Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said
Section 8(a), may determine.
==============================================================================

Prospectus


                               Johnson & Johnson

                                792,660 Shares
                                 Common Stock

                                  $61,107,000
                                  Guarantees

          On October 6, 1999, Centocor, Inc. became a wholly owned subsidiary of Johnson & Johnson through the merger of a wholly owned subsidiary of Johnson & Johnson with and into Centocor, and each outstanding share of Centocor common stock was converted into 0.639 shares of Johnson & Johnson common stock. In connection with the merger, Centocor's 4 3/4% Convertible Subordinated Debentures due 2005 became convertible into shares of Johnson & Johnson common stock at a conversion price of $77.091 per share, subject to anti-dilution adjustments, and Johnson & Johnson issued its subordinated guarantees of the Centocor debentures.

     This prospectus relates to 792,660 shares of Johnson & Johnson common stock issuable upon conversion of Centocor debentures held by certain selling securityholders, plus such additional indeterminate number of shares of Johnson & Johnson common stock as may become issuable upon conversion of the Centocor debentures as a result of anti-dilution adjustments. The shares of Johnson & Johnson common stock issuable upon conversion of the Centocor debentures may be sold from time to time by or on behalf of the selling securityholders named in this prospectus or in supplements to this prospectus.

     This prospectus also relates to Johnson & Johnson's subordinated guarantees of $61,107,000 aggregate principal amount of the Centocor debentures held by certain selling securityholders. The Johnson & Johnson guarantees are embodied in the first supplemental indenture to the indenture governing the Centocor debentures and may be sold together with the associated Centocor debentures from time to time by or on behalf of the selling securityholders named in this prospectus or in supplements to this prospectus.

     The selling securityholders may sell all or a portion of the shares from time to time on the New York Stock Exchange, in negotiated transactions or otherwise, and at prices which will be determined by the prevailing market price for the shares or in negotiated transactions. The selling securityholders may sell all or a portion of the Johnson & Johnson guarantees, together with the associated Centocor debentures, in negotiated transactions or otherwise, and at prices which will be determined in negotiated transactions.

     The selling securityholders will receive all of the proceeds from the sale of shares of Johnson & Johnson common stock and the Johnson & Johnson guarantees offered by this prospectus. Johnson & Johnson will not receive any proceeds of the sale of the shares or the guarantees by the selling securityholders.

     Johnson & Johnson common stock is listed on the New York Stock Exchange under the trading symbol "JNJ" and on December 28, 1999, its closing price was $95.9375 per share as reported in The Wall Street Journal.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is accurate or adequate. Any representation to the contrary is a criminal offense.

               The date of this prospectus is December 29, 1999.

                               TABLE OF CONTENTS


                                                                      Page
                                                                      ----

Additional Information................................................   3
Johnson & Johnson.....................................................   4
Ratio of Earnings to Fixed Charges....................................   4
Use of Proceeds.......................................................   5
Description of Johnson & Johnson Common Stock.........................   5
Description of Johnson & Johnson Guarantees...........................   7
Selling Securityholders...............................................   8
Plan of Distribution..................................................  10
U.S. Income Tax Consequences..........................................  11
Legal Matters.........................................................  13
Experts...............................................................  13
Where You Can Find More Information...................................  14
Special Note Regarding Forward-Looking Statements.....................  15

                            ADDITIONAL INFORMATION

          This prospectus incorporates important business and financial information about Johnson & Johnson that are not included in or delivered with this prospectus. This information is available to you without charge upon your written or oral request. You can obtain documents incorporated by reference in this prospectus by requesting them in writing or by telephone from Johnson & Johnson at the following address and telephone number:

                               JOHNSON & JOHNSON
                          One Johnson & Johnson Plaza
                            New Brunswick, NJ 08933
                    Attention: Corporate Secretary's Office
                           Telephone: (732) 524-2455

          See "Where You Can Find More Information" on page 14.

                               JOHNSON & JOHNSON

          We manufacture and sell a broad range of products in the health care field in many countries of the world. Our primary interest, both historically and currently, has been in products related to health and well-being. Johnson & Johnson was organized in the State of New Jersey in 1887.

          Our worldwide business is divided into three segments: consumer, pharmaceutical and professional. The consumer segment's principal products are personal care and hygienic products, including oral and baby care products, first aid products, nonprescription drugs, sanitary protection products and adult skin and hair care products. These products are marketed principally to the general public and distributed both to wholesalers and directly to independent and chain retail outlets.

          The pharmaceutical segment's principal worldwide franchises are in the allergy, anti-infective, antifungal, antianemia, central nervous system, contraceptive, dermatology, gastrointestinal and pain management fields. These products are distributed both directly and through wholesalers for use by health care professionals and the general public.

          The professional segment includes suture and mechanical wound closure products, minimally invasive surgical instruments, diagnostic products, cardiology products, disposable contact lenses, surgical instruments, orthopaedic joint replacements and products for wound management and infection prevention and other medical equipment and devices. These products are used principally in the professional fields by physicians, nurses, therapists, hospitals, diagnostic laboratories and clinics. Distribution to these markets is done both directly and through surgical supply and other dealers.

          We further categorize our sales and operating profit by major geographic areas of the world. Our international business is conducted by subsidiaries manufacturing in 36 countries outside the United States and selling in over 175 countries throughout the world. The products sold in the international business include not only those which were developed in the United States but also those which were developed by subsidiaries abroad.

          Our principal executive offices are located at One Johnson & Johnson Plaza, New Brunswick, New Jersey 08933. Our telephone number is (732) 524-2455.


                      RATIO OF EARNINGS TO FIXED CHARGES

          The ratio of earnings to fixed charges represents our historical ratio and is calculated on a total enterprise basis. The ratio is computed by dividing the sum of earnings before provision for taxes and fixed charges (excluding capitalized interest) by fixed charges. Fixed charges represent interest (including capitalized interest) and amortization of debt discount and expense and the interest factor of all rentals, consisting of an appropriate interest factor on operating leases. The ratios of earnings to fixed charges set forth below have been derived from Johnson & Johnson's supplemental financial statements contained in Johnson & Johnson's Current Report on Form 8-K filed with the Securities and Exchange Commission on December 14, 1999, which give retroactive effect to Johnson & Johnson's merger with Centocor. The merger was accounted for using the pooling of interests method of accounting.

                                           Fiscal
                                          Quarter                               Fiscal Year Ended
                                           Ended       -------------------------------------------------------------------------
                                         October 3,    January 3,    December 28,    December 29,    December 31,    January 1,
                                             1999         1999           1997            1996            1995           1995
                                         ----------    ----------    ------------    ------------    ------------   ------------
Ratio of Earnings to Fixed Charges......    18.36       15.57(1)         19.71           15.79           11.39          9.39

---------------

(1) 1998 earnings include charges related to restructuring of $613 million and in-process research and development charges of $298 million. Excluding the effect of these charges, the ratio of earnings to fixed charges would have been 18.80.

                                USE OF PROCEEDS

          The selling securityholders will receive all of the proceeds of the sale of the shares of Johnson & Johnson common stock and the Johnson & Johnson guarantees offered by this prospectus. Johnson & Johnson will not receive any proceeds of the sale of the shares or the guarantees by the selling securityholders.


                 DESCRIPTION OF JOHNSON & JOHNSON COMMON STOCK

          The following summary of Johnson & Johnson common stock is subject in all respects to applicable New Jersey law, the Johnson & Johnson restated certificate of incorporation, as amended, and the Johnson & Johnson bylaws. See "Where You Can Find More Information".

General

          The total authorized shares of capital stock of Johnson & Johnson consist of (1) 2,160,000,000 shares of common stock, $1.00 par value per share, and (2) 2,000,000 shares of preferred stock, without par value. At the close of business on November 1, 1999, 1,390,555,974 shares of Johnson & Johnson common stock were issued and outstanding and no shares of Johnson & Johnson preferred stock were issued and outstanding.

          The Johnson & Johnson board is authorized to provide for the issuance from time to time of Johnson & Johnson preferred stock in series and, as to each series, to fix the designation, the dividend rate and the preferences, if any, which dividends on that series will have compared to any other class or series of capital stock of Johnson & Johnson, the voting rights, if any, the voluntary and involuntary liquidation prices, the conversion or exchange privileges, if any, applicable to that series and the redemption price or prices and the other terms of redemption, if any, applicable to that series. Cumulative dividends, dividend preferences and conversion, exchange and redemption provisions, to the extent that some or all of these features may be present when shares of Johnson & Johnson preferred stock are issued, could have an adverse effect on the availability of earnings for distribution to the holders of Johnson & Johnson common stock or for other corporate purposes.

Board of Directors

          The Johnson & Johnson restated certificate of incorporation, as amended, and the Johnson & Johnson bylaws provide that the total number of Johnson & Johnson directors will be not less than 9 or more than 18 as determined by the Johnson & Johnson board from time to time. Johnson & Johnson currently has 14 directors. All directors are elected at each annual meeting of shareholders to serve until the next annual meeting. The Johnson & Johnson bylaws do not provide for cumulative voting in the election of directors.

Dividends

          The Johnson & Johnson restated certificate of incorporation, as amended, provides that the Johnson & Johnson board may from time to time declare dividends on its outstanding shares in accordance with the New Jersey Business Corporation Act (the "NJBCA").

Voting Rights; Required Vote for Authorization of Certain Actions

          Each holder of Johnson & Johnson common stock is entitled to one vote for each share held of record and may not cumulate votes for the election of directors.

          Merger or Consolidation. Under the NJBCA, the consummation of a merger or consolidation of a New Jersey corporation organized prior to January 1, 1969, such as Johnson & Johnson, requires the approval of such corporation's board of directors and the affirmative vote of two-thirds of the votes cast by the holders of shares of the corporation entitled to vote thereon; provided that no such approval and vote are required if such corporation is the surviving corporation and

          o    such corporation's certificate of incorporation is not amended

          o the stockholders of the surviving corporation whose shares were outstanding immediately before the effective date of the merger will hold the same number of shares, with identical designations, preferences, limitations, and rights, immediately after and

          o the number of voting shares and participation shares outstanding after the merger will not exceed by 40% the total number of voting or participating shares of the surviving corporation before the merger

Similarly, a sale of all or substantially all of such corporation's assets other than in the ordinary course of business, or a voluntary dissolution of such corporation, requires the approval of such corporation's board of directors and the affirmative vote of two-thirds of the votes cast by the holders of shares of such corporation entitled to vote thereon.

          Business Combinations. Under the NJBCA, no New Jersey corporation may engage in any "business combination" with any interested shareholder (generally, a 10% or greater shareholder) for a period of five years following such interested shareholder's stock acquisition, unless such business combination is approved by the board of directors of such corporation prior to the stock acquisition.

          Under the NJBCA, "business combination" includes:

          o any merger or consolidation of a resident domestic corporation or one of its subsidiaries:

               o    with an interested shareholder or

               o with any corporation which is, or would be after such merger or consolidation, an affiliate or associate of an interested shareholder

          o any transfer or other disposition to or with an interested shareholder or any affiliate or associate of an interested shareholder of at least 10% of (1) the assets, (2) the outstanding shares or (3) the earning power or income on a consolidated basis, of such resident domestic corporation and

          o other specified self-dealing transactions between such resident domestic corporation and an interested shareholder or any affiliate or associate thereof

          In addition, no resident domestic corporation may engage, at any time, in any business combination with any interested shareholder of such corporation other than:

          o a business combination approved by the board of directors of such corporation prior to the stock acquisition

          o a business combination approved by the affirmative vote of the holders of two-thirds of the voting stock not beneficially owned by such interested shareholder at a meeting called for such purpose or

          o a business combination in which the interested shareholder meets certain fair price criteria

          In addition to the requirement under the NJBCA regarding business combinations with an interested shareholder, the Johnson & Johnson restated certificate of incorporation prohibits Johnson & Johnson from engaging in any "business combination" with any interested shareholder (generally, a 10% or greater shareholder) without (1) the affirmative vote of at least 80% of the holders of Johnson & Johnson voting stock, voting together as a single class, and (2) the affirmative vote of a majority of the combined votes entitled to be cast by "disinterested shareholders" (as defined in the Johnson & Johnson restated certificate of incorporation), voting together as a single class; provided that any business combination will require only the approval required under the NJBCA if, among other things, such business combination has been approved at any time by a majority of the "continuing directors" (as defined in the Johnson & Johnson restated certificate of incorporation) and certain fair price requirements are met.

          The Johnson & Johnson restated certificate of incorporation defines "business combination" to include:

          o    any merger or consolidation of Johnson & Johnson

               o    with an interested shareholder or

               o with any other corporation which is, or after such merger or consolidation would be, an affiliate or associate of an interested shareholder

          o any transfer or other disposition to or with any interested shareholder or any affiliate or associate of an interested shareholder of any assets or securities of Johnson & Johnson or any of its subsidiaries having an aggregate fair market value of 5% of the total assets of Johnson & Johnson and its subsidiaries

          o the adoption of a plan of liquidation of Johnson & Johnson proposed by an interested shareholder or any affiliate or associate of an interested shareholder and

          o any transaction which increases the capital stock beneficially owned by an interested shareholder or any affiliate or associate of an interested shareholder


                  DESCRIPTION OF JOHNSON & JOHNSON GUARANTEES

          The following summary of the Johnson & Johnson guarantees is subject in all respects to the first supplemental indenture dated as of October 6, 1999, among Centocor, Johnson & Johnson and United States Trust Company of New York, as Trustee, to the indenture dated as of February 20, 1998, between Centocor and United States Trust Company of New York, as Trustee, governing the Centocor debentures. See "Where You Can Find More Information".

          Johnson & Johnson has unconditionally and irrevocably guaranteed:

o the full and punctual payment of principal of, premium, if any, and interest on the Centocor debentures when due, whether at maturity, by acceleration, by redemption or otherwise, and all other monetary obligations of Centocor under the indenture and the Centocor debentures and

o the full and punctual performance within applicable grace periods of all other obligations of Centocor under the indenture and the Centocor debentures

The Johnson & Johnson guarantees constitute a guarantee of payment, performance and compliance when due and not a guarantee of collection.

          Our obligations under the Johnson & Johnson guarantees are subordinated in right of payment to all our senior indebtedness that is currently outstanding or that we may incur in the future. As of

November 1, 1999, our aggregate outstanding senior indebtedness was approximately $3,044,190,000. The terms of the indenture, the first supplemental indenture and the Centocor debentures do not limit our ability to incur additional senior indebtedness.

          The Johnson & Johnson guarantees are in uncertificated form and are embodied in the first supplemental indenture.


                            SELLING SECURITYHOLDERS

          The Centocor debentures originally were issued and sold by Centocor on February 20, 1998 in a private offering to Morgan Stanley & Co. Incorporated, as the initial purchaser, and were simultaneously resold by the initial purchaser in transactions exempt from the registration requirements of the Securities Act of 1933, to persons reasonably believed by the initial purchaser to be "qualified institutional buyers" (as defined in Rule 144A under the Securities Act of 1933) or institutional "accredited investors" (as defined in Rule 501 under the Securities Act of 1933).

          On July 7, 1998, a registration statement on Form S-3 filed by Centocor to register resales of the Centocor debentures and Centocor common stock then issuable upon conversion of the Centocor debentures was declared effective by the Securities and Exchange Commission. On October 6, 1999, Centocor became a wholly owned subsidiary of Johnson & Johnson through the merger of a wholly owned subsidiary of Johnson & Johnson with and into Centocor, and each outstanding share of Centocor common stock was converted into 0.639 shares of Johnson & Johnson common stock. In connection with the merger, Centocor's 4 3/4% Convertible Subordinated Debentures due 2005 became convertible into shares of Johnson & Johnson common stock at a conversion price of $77.091 per share, subject to anti-dilution adjustments, and Johnson & Johnson issued its subordinated guarantee of the Centocor debentures.

          The selling securityholders hold Centocor debentures and may from time to time offer and sell pursuant to this prospectus any or all of the shares of Johnson & Johnson issuable upon conversion of their Centocor debentures or the Johnson & Johnson guarantees associated with the Centocor debentures held by the selling securityholders. The term "selling securityholders" includes the holders listed below and the beneficial owners of the shares of Johnson & Johnson common stock and Johnson & Johnson guarantees listed in this prospectus and their transferees, pledgees, donees or other successors.

          The following table sets forth (1) the number of shares of Johnson & Johnson common stock which the selling securityholders owned or had the right to acquire upon conversion of the Centocor debentures held by the selling securityholders as of November 1, 1999, (2) the number of shares of Johnson & Johnson common stock that may be offered and sold pursuant to this prospectus,
(3) the principal amount of the Johnson & Johnson guarantees associated with the Centocor debentures held by the selling securityholders as of November 1, 1999, (4) the percentage of the aggregate principal amount of Johnson & Johnson guarantees outstanding as of November 1, 1999, represented by that principal amount of Johnson & Johnson guarantees and (5) the principal amount of the Johnson & Johnson guarantees that may be offered and sold pursuant to this prospectus. As of November 1, 1999, none of the selling securityholders beneficially owned 1% or more of the outstanding shares of Johnson & Johnson common stock.

                                                          Common Stock                                    Guarantees
                                                -------------------------------     -----------------------------------------------
                                                                   Number of         Principal                         Principal
                                                   Shares           Shares             Amount        Percentage of      Amount
                Name of Selling                 Beneficially     Registered for     Beneficially      Outstanding    Registered for
                Securityholder                    Owned (1)       Sale Hereby(2)      Owned($)         Guarantees    Sale Hereby($)
                --------------                  ------------     --------------     ------------     -------------   --------------
Alexandra Global Investment Fund I                  25,943              25,943         2,000,000           *             2,000,000
   Ltd.
Atlantic Trust Company                           1,284,714               1,945           150,000           *               150,000
BNP Arbitrage SNC                                  326,344               6,485         1,000,000           *               500,000
Chrysler Corporation Master Retirement              36,384              12,971         2,805,000           *             1,000,000
   Trust
The Class IC Company, Ltd.                          25,942              12,971         2,000,000           *             1,000,000
Delta Air Lines Master Trust                        14,008               2,788         1,080,000           *               215,000
Deutsche Bank Securities Inc.                       26,540              26,540         2,046,000           *             2,046,000
Goldman Sachs and Company                           63,885              63,885         4,925,000           1.1%          4,925,000
Hull Overseas, Ltd.                                  6,485               6,485           500,000           *               500,000
McMahan Securities Company, L.P.                       324                 324            25,000           *                25,000
Merrill Lynch Pierce, Fenner, Smith Inc.            32,234              32,234         2,485,000           *             2,485,000
OCM Convertible Limited Partnership                  1,102                 389            85,000           *                30,000
OCM Convertible Trust                               19,002               9,663         1,465,000           *               745,000
State Employees' Retirement Fund of                 12,711               5,577           980,000           *               430,000
   the State of Delaware
State of Connecticut Combined                       42,676              14,528         3,290,000           *             1,120,000
   Investment Funds
The TCW Group, Inc.                                 26,397              26,397         2,035,000           *             2,035,000
TransAmerica Life Insurance &                      252,947             155,660        19,500,000           4.2%         12,000,000
   Annuity Company
Vanguard Convertible Securities Fund,               26,526              12,258         2,045,000           *               945,000
   Inc.

---------------
(1) Assumes conversion of the full amount of the unrestricted and restricted Centocor debentures held by such holder at the conversion price in effect as of November 1, 1999 of $77.091 per share of Johnson & Johnson common stock. Fractional shares will not be issued upon conversion of the Centocor debentures; cash will be paid in lieu of any fractional shares.

(2) Assumes conversion of the full amount of the restricted Centocor debentures held by such holder at the conversion price in effect as of November 1, 1999 of $77.091 per share of Johnson & Johnson common stock. Fractional shares will not be issued upon conversion of the Centocor debentures; cash will be paid in lieu of any fractional shares. This prospectus also covers any additional shares of Johnson & Johnson common stock which become issuable in connection with the shares registered for sale hereby by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration which results in an increase in the number of outstanding shares of Johnson & Johnson common stock.

* Represents beneficial ownership of less than 1% of the aggregate principal amount of Johnson & Johnson guarantees outstanding as of November 1, 1999.

          None of the selling securityholders has, or within the past three years has had, any position, office or other material relationship with Johnson & Johnson or any of its predecessors or affiliates. Because the selling securityholders may, pursuant to this prospectus, offer all or some portion of the shares of Johnson & Johnson common stock issuable upon conversion of their Centocor debentures or all or some portion of the Johnson & Johnson guarantees associated with their Centocor debentures, no estimate can be given as to the number of shares of Johnson & Johnson common stock or the principal amount of Johnson & Johnson guarantees that will be held by the selling securityholders upon termination of any such sales. In addition, the selling securityholders identified above may have sold, transferred or otherwise disposed of all or a portion of their shares of Johnson & Johnson common stock issuable upon conversion of their Centocor debentures or all or some portion of the Johnson &

Johnson guarantees, together with the associated Centocor debentures held by the selling securityholders, since the date on which they provided the information regarding such shares and guarantees in transactions exempt from the registration requirements of the Securities Act of 1933.


                             PLAN OF DISTRIBUTION

          The shares of Johnson & Johnson common stock and the Johnson & Johnson guarantees offered by this prospectus are being registered to permit public secondary trading of such securities by the holders thereof. Johnson & Johnson will bear all expenses (other than underwriting discounts and selling commissions, if any) in connection with the registration and sale of the shares of Johnson & Johnson common stock and the Johnson & Johnson guarantees covered by this prospectus.

          Johnson & Johnson will not receive any proceeds from the sale of the shares of Johnson & Johnson common stock or the Johnson & Johnson guarantees. The shares of Johnson & Johnson common stock and the Johnson & Johnson guarantees, together with the associated Centocor debentures, may be sold from time to time by the selling securityholders or by pledgees, donees, transferees or other successors in interest. The selling securityholders will act independently of Johnson & Johnson in making decisions with respect to the timing, manner, price and size of each sale.

          The shares of Johnson & Johnson common stock and the Johnson & Johnson guarantees, together with the associated Centocor debentures, covered by this prospectus may be sold from time to time to purchasers directly by the selling securityholders. Alternatively, the selling securityholders may from time to time offer the shares of Johnson & Johnson common stock or the Johnson & Johnson guarantees, together with the associated Centocor debentures, to or through underwriters, broker-dealers or agents, who may receive compensation in the form of underwriting discounts, concessions or commissions from the selling securityholders or the purchasers of such securities for whom they may act as agents. The selling securityholders and any underwriters, broker-dealers or agents that participate in the distribution of the shares of Johnson & Johnson common stock or the Johnson & Johnson guarantees may be deemed to be "underwriters" within the meaning of the Securities Act of 1933 and any profit on the sale of such securities and any discounts, commissions, concessions or other compensation received by any such underwriter, broker-dealer or agent may be deemed to be underwriting discounts and commissions under the Securities Act of 1933.

            Johnson & Johnson common stock is listed on the New York Stock Exchange. The shares of Johnson & Johnson common stock and the Johnson & Johnson guarantees, together with the associated Centocor debentures, covered by this prospectus may be sold from time to time in one or more transactions at fixed prices, at prevailing market prices at the time of sale, at varying prices determined at the time of sale or at negotiated prices. The sale of the shares of Johnson & Johnson common stock and the Johnson & Johnson guarantees, together with the associated Centocor debentures, may be effected in transactions (which may involve crosses or block transactions) (i) on any national securities exchange or quotation service on which such securities may be listed or quoted at the time of sale, (ii) in the over-the-counter market,
(iii) in transactions otherwise than on such exchanges or in the over-the-counter market or (iv) through the writing of options. In connection with sales of shares of Johnson & Johnson common stock or the Johnson & Johnson guarantees, together with the associated Centocor debentures, or otherwise, the selling securityholders may enter into hedging transactions with broker-dealers which may in turn engage in short sales of such securities in the course of hedging the positions they assume. The selling securityholders may also sell shares of Johnson & Johnson common stock or the Johnson & Johnson guarantees, together with the associated Centocor debentures, short and deliver such securities to close out such short positions, or loan or pledge shares of such securities to broker-dealers that in turn may sell such securities. At the time a particular offering of the shares of Johnson & Johnson common stock or the Johnson & Johnson guarantees, together with the associated Centocor debentures, is made, a prospectus supplement, if required, will be distributed which will set forth the number of shares of Johnson & Johnson common stock or the principal amount of Johnson & Johnson guarantees, together with the principal amount of the associated Centocor debentures, as the case may be, being offered and the terms of the offering, including the name or names of any underwriters, broker-dealers or agents, any discounts, commissions and other terms constituting compensation from the selling securityholders and any discounts, commissions or concessions allowed or reallowed or paid to broker-dealers and the proposed selling price to the public.

          In addition, any shares of Johnson & Johnson common stock and any Johnson & Johnson guarantees covered by this prospectus which qualify for sale pursuant to Rule 144, Rule 144A or any other available exemption from registration under the Securities Act of 1933 may be sold, and in the case of the Johnson & Johnson guarantees, together with the associated Centocor debentures, under Rule 144, Rule 144A or such other available exemption rather than pursuant to this prospectus. There is no assurance that any selling securityholder will sell any or all of the shares of Johnson & Johnson common stock or any or all of the Johnson & Johnson guarantees, together with the associated Centocor debentures, described in this prospectus, and any selling securityholder may transfer, devise or gift such securities by other means not described in this prospectus.

          To comply with the securities laws of certain jurisdictions, if applicable, shares of Johnson & Johnson common stock and the Johnson & Johnson guarantees, together with the associated Centocor debentures, will be offered or sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain jurisdictions the shares of Johnson & Johnson common stock or the Johnson & Johnson guarantees, together with the associated Centocor debentures, may not be offered or sold unless they have been registered or qualified for sale in such jurisdictions or any exemption from registration or qualification is available and is complied with.

          The selling securityholders will be subject to applicable provisions of the Securities Exchange Act of 1934 and the rules and regulations thereunder, which provisions may limit the timing of purchases and sales of any of the shares of Johnson & Johnson common stock or the Johnson & Johnson guarantees, together with the associated Centocor debentures, by the selling securityholders. The foregoing may affect the marketability of such shares or such guarantees.


                         U.S. INCOME TAX CONSEQUENCES

          The following discussion summarizes the material U.S. federal income tax consequences of the ownership and disposition of Johnson & Johnson common stock applicable to non-U.S. holders of Johnson & Johnson common stock. This discussion does not address all the U.S. federal income tax considerations that may be relevant to you in light of your personal investment circumstances or if you are subject to special treatment under U.S. federal income tax laws. In addition, this discussion does not address the tax consequences of transactions in which you acquire your Johnson & Johnson common stock. Furthermore, this discussion does not address any foreign, state, or local tax considerations. This discussion is based upon the United States Internal Revenue Code of 1986, Treasury regulations, administrative rulings and judicial decisions currently in effect. The discussion assumes that you hold your Johnson & Johnson common stock as a capital asset within the meaning of
Section 1221 of the Internal Revenue Code.

          For purposes of this discussion, a U.S. holder means a holder of Johnson & Johnson common stock that is, for U.S. federal income tax purposes:

          o    a citizen or resident of the U.S.

          o a corporation or other entity taxable as a corporation created or organized under the laws of the U.S. or of any political subdivision of the U.S.

          o an estate the income of which is subject to U.S. federal income taxation regardless of its source or

          o a trust if a court within the U.S. is able to exercise primary supervision over its administration and at least one U.S. fiduciary has the authority to control all substantial decisions of the trust

A non-U.S. holder means a holder of Johnson & Johnson common stock that is not a U.S. holder.

          You should consult your own tax advisors regarding the specific tax considerations that apply to you.

Dividends

          If you are a non-U.S. holder and you receive a dividend with respect to the Johnson & Johnson common stock that you own, the gross amount of the dividend will generally be subject to U.S. federal withholding tax at a 30% rate or lower applicable treaty rate unless such dividend is effectively connected with a trade or business you carried on within the U.S. or, if a tax treaty applies, is attributable to a United States permanent establishment of yours, in which cases such dividend will be subject to U.S. federal income tax on a net income basis at graduated rates. If you are a non-U.S. holder that is a corporation, effectively connected income may, in certain circumstances, be subject to an additional branch profits tax at a 30% rate or lower applicable treaty rate.

          To receive a reduced treaty rate, you must furnish us with a duly completed Form 1001 or Form W-8BEN (or substitute form) certifying to your qualification for such rate. If you are eligible for a reduced rate of withholding tax pursuant to a tax treaty, you may obtain a refund of any excess amounts withheld by filing an appropriate claim for refund with the Internal Revenue Service.

Disposition of Johnson & Johnson Common Stock

          If you are a non-U.S. holder, any gain you realize on the sale or other taxable disposition of Johnson & Johnson common stock generally will not be subject to U.S. federal income or withholding tax unless:

          o That gain is effectively connected with a trade or business you carried on within the U.S., or, if a tax treaty applies, is attributable to a United States permanent establishment of yours, in which case such gain will be subject to tax on a net income basis at graduated rates, and, if you are a foreign corporation, a branch profits tax of 30% or lower applicable treaty rate may also apply

          o You are an individual and you were present in the U.S. for 183 days or more during the taxable year of the disposition of your Johnson & Johnson common stock and certain other conditions are met, in which case such gain will be subject to a flat 30% tax, which may be offset by U.S. source capital losses or

          o We are or have been a "U.S. real property holding corporation" for U.S. federal income tax purposes at any time during the shorter of the five-year period ending on the date of the disposition or the period during which you held your stock. We believe that we are currently not a U.S. real property holding corporation for U.S. federal income tax purposes. Even if we were to become a U.S. real property holding corporation, any gain realized by you still would not be subject to U.S. tax if our shares were considered to be "regularly traded on an established securities market" and you did not own, actually or constructively, at any time during the shorter of the periods described above, more than 5% of the outstanding Johnson & Johnson common stock.

Federal Estate Tax

          If you are an individual non-U.S. holder, Johnson & Johnson common stock held by you at the time of your death will be included in your gross estate for U.S. federal estate tax purposes, unless an applicable estate tax treaty provides otherwise.

Information Reporting and Backup Withholding

          Generally, information reporting will apply to payments of dividends on the Johnson & Johnson common stock, and backup withholding at a rate of 31% may apply unless you certify that you are not a U.S. person or otherwise establish an exemption.

          The payment of the proceeds of the disposition of the Johnson & Johnson common stock to or through the U.S. office of a U.S. or foreign broker will be subject to information reporting and possible backup withholding unless you certify as to your non-U.S. holder status or otherwise establish an exemption, provided that the broker does not have actual knowledge that you are a U.S. person or that the conditions of any other exemption are not, in fact, satisfied. The proceeds of the disposition of Johnson & Johnson common stock to or through a foreign office of a broker generally will not be subject to information reporting or backup withholding. However, if the broker has certain relationships to the United States, information reporting generally will apply unless the broker has documentary evidence in its files as to your foreign status and has no actual knowledge to the contrary.

          Recently promulgated withholding regulations make certain modifications to the withholding and information reporting rules described above. The recently promulgated withholding regulations attempt to unify certification requirements and modify reliance standards and will generally be effective for payments made after December 31, 2000. These regulations also eliminate the general, current legal presumption that dividends paid to an address in a foreign country are paid to a resident of that country. You should consult your own tax advisors regarding the recently promulgated withholding regulations.


                                 LEGAL MATTERS

          The validity of the shares of Johnson & Johnson common stock and the enforceability of the Johnson & Johnson guarantees offered by this prospectus have been passed upon by Kenneth A. Berlin, Esq., General Attorney, of Johnson & Johnson. Mr. Berlin is paid a salary by Johnson & Johnson, is a participant in various employee benefit plans offered to employees of Johnson & Johnson generally and owns and has options to purchase shares of Johnson & Johnson common stock.


                                    EXPERTS

          The supplemental consolidated financial statements as of January 3, 1999 and December 28, 1997 and for each of the three fiscal years in the period ended January 3, 1999 of Johnson & Johnson and subsidiaries incorporated in this prospectus by reference to the Johnson & Johnson Current Report on Form 8-K filed on December 14, 1999, and the historical consolidated financial statements and financial statement schedule of Johnson & Johnson and subsidiaries as of January 3, 1999 and December 28, 1997, and for each of the three fiscal years in the period ended January 3, 1999, which report is included in the Johnson & Johnson Annual Report to Shareowners, which is incorporated by reference in its Annual Report on Form 10-K for the fiscal year ended January 3, 1999, which has also been incorporated by reference in this prospectus, have been so incorporated in reliance on the reports of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                      WHERE YOU CAN FIND MORE INFORMATION

          We have filed a registration statement on Form S-3 with the Securities and Exchange Commission to register resales of:

          o the shares of the Johnson & Johnson common stock issuable upon conversion of Centocor debentures held by certain selling securityholders and

          o the Johnson & Johnson guarantees of the Centocor debentures held by certain selling securityholders

This prospectus forms a part of that registration statement. As allowed by Securities and Exchange Commission rules, this prospectus does not contain all the information contained in the registration statement or in the exhibits to the registration statement.

          We are subject to the informational requirements of the Securities Exchange Act of 1934 and in accordance therewith file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy those reports, statements or other information at the Securities and Exchange Commission's public reference rooms at the following locations:


  Public Reference Room    New York Regional Office   Chicago Regional Office
  450 Fifth Street, N.W.     7 World Trade Center         Citicorp Center
        Room 1024                 Suite 1300          500 West Madison Street
  Washington, D.C. 20549      New York, NY 10048             Suite 1400
                                                       Chicago, IL 60661-2511

          Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the public reference rooms. These Securities and Exchange Commission filings are also available to the public from commercial document retrieval services and at the Internet world wide web site maintained by the Securities and Exchange Commission at "http://www.sec.gov." Reports, proxy statements and other information concerning Johnson & Johnson may also be inspected at the offices of the New York Stock Exchange at 20 Broad Street, New York, New York 10005.

          The Securities and Exchange Commission allows us to "incorporate by reference" information into this prospectus, which means that we can disclose important information to you by referring you to other documents filed separately with the Securities and Exchange Commission. The information incorporated by reference is considered to be part of this prospectus, except for any information superseded by information contained directly in this prospectus or in later filed documents incorporated by reference in this prospectus.

          This prospectus incorporates by reference the documents set forth below that we have previously filed with the Securities and Exchange Commission. These documents contain important business and financial information about Johnson & Johnson that is not included in or delivered with this prospectus.


Johnson & Johnson Filings
(File No. 001-03215)             Period or Date Filed
-------------------              --------------------
Annual Report on Form 10-K...... Fiscal Year ended January 3, 1999, as amended by an Amendment thereto filed on Form 10-K/A on June 22, 1999
Quarterly Reports on Form 10-Q.. Quarters ended April 4, 1999, July 4, 1999 and October 3, 1999

Current Report on Form 8-K...... Filed December 14, 1999

          We are also incorporating by reference additional documents that we file before the termination of this offering. These include periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as proxy statements.

          You can request a free copy of any or all of these documents, other than the exhibits to those documents, unless those exhibits are specifically incorporated by reference into these documents, by writing to or calling the following address or telephone number:

                               Johnson & Johnson
                          One Johnson & Johnson Plaza
                            New Brunswick, NJ 08933
                    Attention: Corporate Secretary's Office
                           Telephone: (732) 524-2455

          You should rely only on the information contained or incorporated by reference in this prospectus before deciding to purchase shares of Johnson & Johnson common stock or the Johnson & Johnson guarantees being offered by this prospectus. We have not authorized anyone to provide you with information that is different from what is contained in this prospectus. This prospectus is dated December 29, 1999. You should not assume that the information contained in this prospectus is accurate as of any date other than that date unless the information specifically indicates that another date applies. If you are in a jurisdiction where it is unlawful to offer to convert or sell or to ask for offers to convert or buy the securities offered by this prospectus, or if you are a person to whom it is unlawful to direct those activities, then the offer presented in this prospectus does not extend to you.


               SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

          This prospectus and the documents we incorporate by reference contain "forward-looking statements" that anticipate results based on management's plans that are subject to uncertainty. Forward-looking statements do not relate strictly to historical or current facts and may be identified by their use of words like "plans", "expects", "will", "anticipates", "estimates" and other words of similar meaning. These statements may address, among other things, Johnson & Johnson's strategy for growth, product development, regulatory approvals, market position, expenditures, financial results and the effect of Year 2000 readiness issues.

          Forward-looking statements are based on current expectations of future events. Johnson & Johnson cannot guarantee that any forward-looking statement will be accurate, although Johnson & Johnson believes that it has been reasonable in its expectations and assumptions. Investors should realize that if underlying assumptions prove inaccurate or that unknown risks or uncertainties materialize, actual results could differ materially from our projections. Johnson & Johnson assumes no obligation to update any forward-looking statements as a result of new information or future events or developments.

          Johnson & Johnson's Annual Report on Form 10-K for the fiscal year ended January 3, 1999 contains, in Exhibit 99(b), a discussion of various factors that could cause actual results to differ materially from expectations. That Exhibit from the Form 10-K is incorporated in this prospectus by reference. Johnson & Johnson notes these factors are permitted by the Private Securities Litigation Reform Act of 1995. Investors are cautioned not to place undue reliance on any forward-looking statements, which speak only as of the date of this prospectus or, in the case of any document we incorporate by reference, the date of that document. Investors also should understand that it is not possible to predict or identify all such factors and should not consider this list to be a complete statement of all potential risks and uncertainties.

                                    PART II
                    INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution.

     The following table sets forth the various expenses to be paid by Johnson & Johnson in connection with the sale and distribution of the securities being offered by the prospectus forming a part of this Registration Statement. All amounts shown are estimates except for amounts of filing and listing fees.


Securities and Exchange Commission registration fee.............  $   16,988
New York Stock Exchange listing fee.............................       3,500
Trustee fees....................................................       3,500
Legal fees and expenses.........................................      10,000
Accounting fees and expenses....................................       5,000
Printing, EDGAR formatting and mailing expenses.................       1,000
Miscellaneous...................................................       1,000
                                                                   ---------
      Total.....................................................  $   40,988
                                                                   =========

Item 15.  Indemnification of Directors and Officers.

     The New Jersey Business Corporation Act (the "NJBCA") provides that a New Jersey corporation has the power to indemnify a director or officer against his or her expenses and liabilities in connection with any proceeding involving the director or officer by reason of his or her being or having been such a director or officer, other than a proceeding by or in the right of the corporation, if such director or officer acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation; and with respect to any criminal proceeding, such director or officer had no reasonable cause to believe his or her conduct was unlawful.

     The indemnification and advancement of expenses shall not exclude any other rights, including the right to be indemnified against liabilities and expenses incurred in proceedings by or in the right of the corporation, to which a director or officer may be entitled under a certificate of incorporation, By-law, agreement, vote of shareholders, or otherwise; provided that no indemnification shall be made to or on behalf of a director or officer if a judgment or other final adjudication adverse to the director or officer establishes that his or her acts or omissions (a) were in breach of his or her duty of loyalty to the corporation or its shareholders, (b) were not in good faith or involved a knowing violation of law or (c) resulted in receipt by the director or officer of an improper personal benefit.

     The Registrant's Restated Certificate of Incorporation provides that, to the full extent that the laws of the State of New Jersey permit the limitation or elimination of the liability of directors and officers, no director or officer of the Registrant shall be personally liable to the Registrant or its stockholders for damages for breach of any duty owed to the Registrant or its stockholders.

     The By-laws of the Registrant provide that to the full extent permitted by the laws of the State of New Jersey, the Registrant shall indemnify any person (an "Indemnitee") who was or is involved in any manner (including, without limitation, as a party or witness) in any threatened, pending or completed investigation, claim, action, suit or proceeding, whether civil, criminal, administrative, arbitrative, legislative or investigative (including, without limitation, any action, suit or proceeding by or in the right of the Registrant to procure a judgment in its favor) (a "Proceeding"), or who is threatened with being so involved, by reason of the fact that he or she is or was a director or officer of the Registrant or, while serving as a director or officer of the Registrant, is or was at the request of the Registrant also serving as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise (including, without limitation, any employee benefit plan), against all expenses (including attorneys' fees), judgments, fines, penalties, excise taxes and amounts paid in settlement actually and reasonably incurred by the Indemnitee in connection with such Proceeding; provided that there shall be no indemnification under the By-laws with respect to any settlement or other nonadjudicated disposition of any threatened or pending Proceeding unless the Registrant has given its prior consent to such settlement or disposition. The right of indemnification created by the By-laws shall be a contract right enforceable by an Indemnitee against the Registrant, and it shall not be exclusive of any other rights to which an Indemnitee may otherwise be entitled. The indemnification provisions of the By-laws shall inure to the benefit of the heirs and legal representatives of an Indemnitee and shall be applicable to Proceedings commenced or continuing after the adoption of the By-laws, whether arising from acts or omissions occurring before or after such adoption. No amendment, alteration, change, addition or repeal of or to the By-laws shall deprive any Indemnitee of any rights under the By-laws with respect to any act or omission of such Indemnitee occurring prior to such amendment, alteration, change, addition or repeal.

     The Registrant enters into indemnification agreements with its directors and officers and enters into insurance agreements on its own behalf. The indemnification agreements provide that the Registrant agrees to hold harmless and indemnify its directors and officers to the fullest extent authorized or permitted by the NJBCA, or any other applicable law, or by any amendment thereof or other statutory provisions authorizing or permitting such indemnification that is adopted after the date hereof. Without limiting the generality of the foregoing, the Registrant agrees to hold harmless and indemnify its directors and officers to the fullest extent permitted by applicable law against any and all expenses, judgments, fines, and amounts paid in settlement actually and reasonably incurred by its directors and officers in connection with the defense of any present or future threatened, pending, or completed claim, action, suit, or proceeding by reason of the fact that they were, are, shall be, or shall have been a director or officer of the Registrant, or are or were serving, shall serve, or shall have served, at the request of the Registrant, as a director or officer of another corporation, partnership, joint venture, trust, employee benefit plan, or other enterprise.


Item 16.  Exhibits.

     The following is a list of exhibits included in this Registration Statement. The Registrant agrees to furnish supplementally a copy of any omitted exhibit or schedule to the Securities and Exchange Commission upon request.


Exhibit
Number
-------

2.1 Agreement and Plan of Merger dated as of July 20, 1999, among Johnson & Johnson, Admiral Merger Corp. and Centocor, Inc. (incorporated by reference to Exhibit 2.1 to Johnson & Johnson's Registration Statement on Form S-4, Registration No. 333-86611).

4.1 Provisions of the Restated Certificate of Incorporation of Johnson & Johnson dated May 21, 1996, that define the rights of securityholders of Johnson & Johnson (incorporated by reference to Exhibit 3 to Johnson & Johnson's Quarterly Report on Form 10-Q for the quarterly period ended June 30, 1996).

4.2 Provisions of the By-laws of Johnson & Johnson, as amended effective April 23, 1999, that define the rights of securityholders of Johnson & Johnson (incorporated by reference to Exhibit 3 to Johnson & Johnson's Quarterly Report on Form 10-Q for the quarterly period ended July 4,
        1999).

4.3* First Supplemental Indenture dated as of October 6, 1999, among Centocor, Inc., Johnson & Johnson and United States Trust Company of New York, as Trustee.

5.1 Opinion of Kenneth A. Berlin, Esq., General Attorney, of Johnson & Johnson, regarding the validity of the shares and the enforceability of the guarantees.

12.1    Statement of Computation of Ratio of Earnings to Fixed Charges.

23.1    Consent of PricewaterhouseCoopers LLP.

23.2 Consent of Kenneth A. Berlin, Esq., General Attorney, of Johnson & Johnson (included in Exhibit 5.1).

24.1*   Power of Attorney.

-------------------
* Previously filed.

Item 17.  Undertakings.

     (a) The undersigned Registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

               (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

               (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of a prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement;

               (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the Registration Statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                  SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New Brunswick, State of New Jersey on December 29, 1999.

                                        JOHNSON & JOHNSON


                                        By                *
                                           -------------------------------
                                           Name: R. S. Larsen
                                           Title:   Chairman and Chief
                                                    Executive Officer

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on December 29, 1999.



  Signature                                    Title

       *
----------------------             Chairman, Board of Directors,
(R. S. Larsen)                     Chief Executive Officer and
                                   Director
                                   (Principal Executive Officer)

      *
----------------------             Vice President, Finance
(R. J. Darretta)                   (Principal Financial Officer)

      *
----------------------             Controller
(C. E. Lockett)                    (Principal Accounting Officer)

      *
----------------------             Director
(G. N. Burrow)

----------------------             Director
(J. G. Cooney)

      *                            Director
----------------------
(M. J. Folkman)

      *                            Director
----------------------
(A. D. Jordan)

  Signature                          Title

      *                            Director
----------------------
(A.G. Langbo)


      *                            Director
----------------------
(J. S. Mayo)


      *                            Director
----------------------
(L. F. Mullin)


      *                            Director
----------------------
(P. J. Rizzo)


      *                            Director
----------------------
(H. B. Schacht)


      *                            Director
----------------------
(M. F. Singer)


      *                            Director
----------------------
(J. W. Snow)


      *                            Director
----------------------
(R. N. Wilson)


      *                            Director
----------------------
(J. G. Cullen)


* By  /s/ K. A. Berlin
      --------------------------
      K. A. Berlin
      Attorney-in-Fact

                                 EXHIBIT INDEX

Exhibit
Number                            Description
-------                           -----------

2.1 Agreement and Plan of Merger dated as of July 20, 1999, among Johnson & Johnson, Admiral Merger Corp. and Centocor, Inc. (incorporated by reference to Exhibit 2.1 to Johnson & Johnson's Registration Statement on Form S-4, Registration No. 333-86611).

4.1 Provisions of the Restated Certificate of Incorporation of Johnson & Johnson dated May 21, 1996, that define the rights of securityholders of Johnson & Johnson (incorporated by reference to Exhibit 3 to Johnson & Johnson's Quarterly Report on Form 10-Q for the quarterly period ended June 30, 1996).

4.2 Provisions of the By-laws of Johnson & Johnson, as amended effective April 23, 1999, that define the rights of securityholders of Johnson & Johnson (incorporated by reference to Exhibit 3 to Johnson & Johnson's Quarterly Report on Form 10-Q for the quarterly period ended July 4,
        1999).

4.3* First Supplemental Indenture dated as of October 6, 1999, among Centocor, Inc., Johnson & Johnson and United States Trust Company of New York, as Trustee.

5.1 Opinion of Kenneth A. Berlin, Esq., General Attorney, of Johnson & Johnson, regarding the validity of the shares and the enforceability of the guarantees.

12.1    Statement of Computation of Ratio of Earnings to Fixed Charges.

23.1    Consent of PricewaterhouseCoopers LLP.

23.2 Consent of Kenneth A. Berlin, Esq., General Attorney, of Johnson & Johnson (included in Exhibit 5.1).

24.1*   Power of Attorney.

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* Previously filed.